Exhibit 99


              Maine & Maritimes Subsidiary Receives Final
           Approval to Increase Its Electric Delivery Rates

    PRESQUE ISLE, Maine--(BUSINESS WIRE)--Oct. 30, 2003--Maine Public Service Company (MPS), a wholly owned utility subsidiary of Maine & Maritimes Corporation (AMEX: MAM), has received final approval from the Maine Public Utilities Commission (MPUC) to increase its electric delivery rates.
    During October 2003, MPS announced that it had received approval of a Stipulation that, among other things, would increase the distribution component of its delivery rate by 6.23%, or a total revenue increase not to exceed $940,000. Subsequently, during the compliance filing ordered by the MPUC to implement the rate increase, a discrepancy in the allocation of retail revenues between distribution and transmission was identified. This discrepancy resulted in a delay of the implementation of new delivery rates. On October 24, 2003, following the entry of a procedural order, additional discovery, and a public conference, the MPUC approved a Supplemental Stipulation in Docket No. 2003-85 that corrected the discrepancy based on new, approved billing determinants and re-allocated revenues. On October 29, 2003, MPS received the official MPUC Order, and as a result, effective November 1, 2003, MPS will increase its total electric delivery rate by 3.78%, or a total revenue increase not to exceed $1,126,552. This increase includes $685,037 in distribution revenues and $441,515 in transmission revenues.
    Maine & Maritimes Corporation is the parent company of Maine Public Service Company, an independent transmission and distribution utility, and Energy Atlantic, LLC, a competitive electricity supply company, both headquartered in Presque Isle, Maine. The Company's website is www.maineandmaritimes.com.

    Forward Looking Information:

    Except for historical information, all other information provided in this news release consists of "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1935. These "forward-looking statements" are subject to risks and uncertainties, which could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these risks and uncertainties are discussed and identified in Maine & Maritimes Corporation's public filings made with the Securities and Exchange Commission, and include (but are not limited to) a possible inability to raise adequate capital to execute proposed strategies, changes in overall strategy due to economic, regulatory, governmental and/or market conditions, the costs and difficulties related to integration of potentially acquired businesses, potential changes in customer and supplier relationships of potentially acquired firms, changes in governmental regulations, changes in management, and changes in financial markets.

    CONTACT: Maine & Maritimes Corporation
             Annette N. Arribas, 207-760-2402
             Fax: 207-760-2403
             aarribas@maineandmaritimes.com